VSE CORPORATION
        2550 Huntington Avenue, Alexandria, Virginia 22303-1499











                                      Notice of 1995
                                      Annual Meeting of
                                      Stockholders and
                                      Proxy Statement




To Our Stockholders:

    You are cordially invited to attend the annual meeting of stockholders of VSE Corporation to be held on Saturday, May 6, 1995, commencing at 10:00 a.m., Washington, D.C. time, at the Value Engineering Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. The matters expected to be considered at the annual meeting are described in the accompanying notice of meeting and proxy statement.

    In addition, at the meeting we will review the activities of the company during the past year and its current activities. Stockholders will have an opportunity to ask questions. I hope you will be able to join us.

    To ensure that your VSE common stock is voted at the meeting, please promptly sign and date the enclosed proxy card and return it in the enclosed envelope. Your vote is important.


                               Very truly yours,

                               VSE CORPORATION

                               D. M. Ervine

                               D. M. Ervine
                               Chairman of the Board
                                   of Directors

April 7, 1995
VSE CORPORATION
        2550 Huntington Avenue, Alexandria, Virginia 22303-1499


               Notice of Annual Meeting of Stockholders
                       to be Held ON May 6, 1995


To the Stockholders of VSE Corporation:

    Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation ("VSE"), will be held on Saturday, May 6, 1995, commencing at 10:00 a.m., Washington, D.C.
time, at the Value Engineering Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, for the following purposes:

   1. To elect nine directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

   2. To ratify the appointment of Arthur Andersen LLP as VSE's independent certified public accountants for the year ending December 31, 1995.

   3. To transact such other business as may properly come before the meeting or at any adjournment thereof.

   Only record holders of VSE common stock as of the close of business on March 22, 1995, will be entitled to notice of, and to vote at, the annual meeting or at any adjournments thereof. The list of stockholders entitled to vote at the meeting or at any adjourments thereof will be open to the examination of any stockholder during the 10 days prior to the meeting at VSE's offices located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, during ordinary business hours.

    The VSE Corporation 1994 Annual Report to Stockholders, which contains consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

    Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy. To return your proxy you may use the self-addressed envelope, which requires no postage if mailed within the United States of America. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares personally.


                               By Order of the Board of Directors,

                               C. S. Weber

                               C. S. Weber
                               Secretary

Dated:  April 7, 1995

                            VSE CORPORATION



                            PROXY STATEMENT

                    Annual Meeting of Stockholders
                       to be held on May 6, 1995




                             INTRODUCTION


General

    This proxy statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation ("VSE"), in connection with the solicitation of proxies by the board of directors of VSE (the "Board") for use at VSE's annual meeting of stockholders to be held on Saturday, May 6, 1995, commencing at 10:00 a.m., Washington, D.C.
time, at the Value Engineering Building, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, and at any adjournments thereof (the "Meeting") for the purposes specified in the accompanying notice of meeting.

    The mailing address of VSE's principal executive offices is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. VSE's telephone number is (703) 960-4600. This proxy statement and the accompanying notice and form of proxy are first being provided to the holders of VSE common stock, par value $.05 per share (the "stockholders"), on or about April 7, 1995.

   The close of business on March 22, 1995, is the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Holders of a majority of the outstanding VSE common stock, par value $.05 per share (the "Stock"), as of March 22, 1995, must be present at the Meeting, either in person or represented by proxy, to constitute a quorum for the transaction of business. As of the close of business on March 22, 1995, there were 863,167 shares of Stock outstanding and approximately 360 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 22, 1995, on all matters which may be submitted to the stockholders at the Meeting.

Voting and Revocation of Proxies

   All Stock represented by valid proxies will be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated on a proxy, the Stock represented thereby will be voted for
(a) the election as VSE directors of the nine nominees listed below under "ELECTION OF DIRECTORS" and (b) the ratification of the appointment of Arthur Andersen LLP as VSE's independent certified public accountants for the year ending December 31, 1995, all as discussed below.

    Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting. The inspectors of election will treat abstentions as Stock that is present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discretionary authority as to certain Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.

    As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Meeting other than those specifically referred to herein. If, however, any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are VSE officers.

    A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to VSE's secretary. In addition, any stockholder who has executed a proxy but attends the Meeting may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT

    The  following table sets forth certain information on  beneficial ownership of Stock, as of March 22, 1995, (a) by each person known  by
VSE  to  beneficially own more than 5% of the then outstanding  Stock,
(b)  by  each  VSE  director, (c) by each of the named  VSE  executive officers,  and  (d) by all VSE directors and executive officers  as  a group.  The voting and investment powers of the Stock listed below are held solely by the reported owner unless otherwise indicated.
                              Amount of Beneficial     Percent of
   Name of Beneficial Owner    Ownership (Shares)   Outstanding Stock
   VSE Corporation
       ESOP/401(k) Plan            345,309 (1)             40.0%
   E. Barrineau                      2,492                  *
   B. S. Bartholomew                 5,954                  *
   Sarah Clements                        0                  0
   D. M. Ervine                     11,756                  1.4%
   E. V. Karl                        1,481                  *
   C. S. Koonce                    155,552 (2)              18.0%
   J. M. Knowlton                    5,593                  *
   J. M. Marchello                   1,500                  *
   R. B. McFarland                   3,685                  *
   D. M. Osnos                           0                  0
   J. D. Ross                            0                  0
   B. K. Wachtel                    11,700 (3)              1.4%
   C. S. Weber                      19,298 (4)              2.2%
   H. P. Weinberg                    4,080                  *
   All directors and executive
     officers as a group (5)       282,241                  32.7%

*   Represents less than 1% of outstanding stock.

(1)    These  shares  are  held  in  trust  for  the  benefit  of  the participants of the Plan. Two VSE officers serve as trustees of the Plan. The participants of the Plan have voting power over 286,159 shares allocated to their respective ESOP accounts, while the two Plan trustees (M. A. Robin and C. S. Weber) share voting and investment power over the remaining 59,150 shares. The mailing address for the Plan is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

(2) Mr. Koonce's mailing address is 6550 Rock Spring Drive, Suite 600, Bethesda, Maryland 20817. Children of Mr. Koonce are the beneficial owners of an additional 29,800 shares. Mr. Koonce disclaims beneficial ownership of the shares owned by his children.

(3)  Includes 400 shares held by Wachtel & Co. Inc.

(4) Excludes 59,150 shares beneficially owned or controlled as a trustee of the ESOP/401(k) Plan.

(5) The group, including the two trustees of the ESOP/401(k) Plan, consists of 15 persons. The 279,304 shares beneficially owned include 59,150 shares beneficially owned or controlled by the two trustees of the ESOP/401(k) Plan.

                              Item No. 1

                         Election of Directors

Nominees

    At the Meeting, stockholders will elect, by a plurality of the votes cast, nine VSE directors, who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the last annual meeting of stockholders, except for Jimmy D. Ross, who was appointed as a VSE director by the Board in July 1994. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board.

    The  nine  nominees  for  election as VSE  directors  and  certain information regarding them are as follows:
                                                          Director
   Name and Principal Occupation                    Age     since
   Harold P. Weinberg                                69    1961
   VSE officer from 1963 until retirement in 1991.

   David M. Osnos                                    63    1968
   Senior  partner of Arent Fox Kintner  Plotkin  &
   Kahn,  attorneys-at-law (for more than the  past
   five   years);  also  a  director  of  EastGroup
   Properties    and   Washington    Real    Estate
   Investment Trust.

   Sarah Clements                                    84    1987
   Private  consultant  and  formerly  Deputy   for
   Material  Acquisition Management in  the  Office
   of  the  Assistant Secretary of the  Army  (RDA)
   (1975  to  1981).  Before retiring in 1981,  she
   served  for  35  years in the  Federal  Aviation
   Administration and the Department of the Army.

   Donald M. Ervine                                  58    1987
   VSE  Chairman  of the Board and Chief  Executive
   Officer  since  1992,  VSE President  and  Chief
   Operating  Officer from 1988 to 1992, and  prior
   thereto,    senior   program    manager,    vice
   president, senior vice president, and  executive
   vice president since 1983.

   Richard B. McFarland                              61    1988
   VSE  President and Chief Operating Officer since
   February  1993 and a private consultant  to  VSE
   from  1988 to 1993; formerly executive  director
   of  the Navy Ships Parts Control Center (1982 to
   1988).   Before retiring in 1988, he served  for
   25 years in the Department of the Navy.

   Joseph M. Marchello                               61    1990
   Professor at Old Dominion University in
   Norfolk, Virginia,  chemical engineering;
   Chancellor of the University of Missouri-Rolla
   from  1976 to 1985 and President of Old Dominion
   University from 1985 to 1988.


                                                            Director
   Name and Principal Occupation                     Age     since

   Bonnie K. Wachtel                                 39    1991
   Vice  President and General Counsel,  Wachtel  &
   Co.  Inc.,  Brokers and Underwriters  (for  more
   than  the past five years).  Also a director  of
   Integral  Systems,  Inc.,  SSE  Telecom,   Inc.,
   Information    Analysis,    Inc.,    and    Data
   Measurement Corporation.

   Calvin S. Koonce                                  57    1992
   President,    Koonce   Securities,    Inc.,    a
   securities  broker/dealer firm  (for  more  than
   the  past  five  years).   Also  a  director  of
   Exotech Inc.

   Jimmy D. Ross                                     58    1994
   General,  U. S. Army (Ret.).  Since retiring  in
   1994   after  36  years  of  military   service,
   General   Ross   has  served  as   Senior   Vice
   President,   Biomedical   Services,   for    the
   American Red Cross.


Committees of the Board

    The audit committee of the Board met three times during 1994. The committee consists of Mr. Marchello, Chairman, Mrs. Clements, Mr. Ross, and Mr. Weinberg. The audit committee is primarily concerned with the effectiveness of VSE accounting policies and practices, financial reporting, and internal controls. The committee recommends to the Board the firm to be appointed as VSE's independent certified public accountants, subject to ratification by the stockholders, and reviews the scope of the annual examination of VSE's books and
records.    The   committee  also  reviews  the  audit  findings   and
recommendations of the independent public accountants, considers the organization and work of VSE's internal audit function, and monitors the extent to which the findings and recommendations of these groups have been implemented.

    The compensation committee of the Board met two times during 1994. The compensation committee consists of Mr. Koonce, Chairman, Mrs. Clements, Mr. Marchello, Mr. Osnos, Mr. Ross, and Mr. Weinberg. The committee is primarily concerned with corporate compensation policies, including incentive compensation, the compensation of the chief executive officer, and the compensation of certain other executive officers and employees.

    The nominating committee of the Board met one time during 1994. The committee consists of Mr. Osnos, Chairman, Ms. Wachtel and Mr. Weinberg. The committee is primarily concerned with making recommendations to the Board with respect to nominees to be proposed for election as directors. Stockholders of VSE may recommend persons to be nominated for election as directors of VSE at the Meeting. To be considered, such recommendation must be submitted in accordance with VSE's by-laws and must be received in writing by the secretary of VSE no later than ninety (90) days before the date in the current year which corresponds to the date on which the Meeting was held during the immediate prior year.

   The planning committee of the Board met two times during 1994. The committee consists of Mr. McFarland, Chairman, Mrs. Clements, Mr. Koonce, Mr. Marchello, and Ms. Wachtel. The committee is primarily concerned with reviews and recommendations to the Board with respect to business development and capitalization.



      VSE's chairman and chief executive officer (Mr. Ervine) is an ex officio member of all standing committees of the Board, including the audit, compensation, nominating and planning committees. Mr. Ervine does not participate in meetings or discussions of the compensation committee concerned with establishing his salary or bonus.

Board Meetings and Director Compensation

    During 1994 the Board held six regular meetings. No director attended fewer than 75% of the aggregate of (a) the total number of Board meetings held (during the period during which he or she has been a director) and (b) the total number of meetings held by all committees of the Board on which he or she served.

    Directors of VSE, excluding those who are also VSE officers, receive an annual retainer of $10,000 plus $600 per meeting for each regular Board meeting or committee attended, not to exceed an aggregate of $17,200 in retainer and meeting fees for the year. Directors who are also VSE officers (Mr. Ervine and Mr. McFarland) are compensated at a rate equal to one-half of the rate of non-employee directors, not to exceed an aggregate of $8,600 for the year.

    Pursuant to a consulting agreement between Ms. Clements and VSE, Ms. Clements agreed to provide technical and management consulting services to VSE. VSE agreed to pay consulting fees at the rate of $60 per hour and to reimburse certain related out-of-pocket expenses.

   Pursuant to a consulting agreement between JMM Corporation ("JMM"), which is wholly owned by Mr. Marchello, and VSE, JMM agreed to provide technical and management consulting services to VSE. VSE agreed to pay consulting fees at the rate of $150 per hour for up to the first 20 hours of consulting services rendered in any one month and at the rate of $50 per hour for each hour in excess of 20 hours in any month, and to reimburse certain related out-of-pocket expenses.

    Pursuant to a consulting agreement between Mr. Ross and VSE, Mr. Ross agreed to provide technical and management consulting services to VSE. VSE agreed to pay consulting fees at the rate of $100 per hour, not to exceed $50,000 per year.

    Pursuant to a consulting agreement between Mr. Weinberg and VSE, Mr. Weinberg agreed to provide technical and management consulting services to VSE. VSE agreed to pay consulting fees at the rate of $60 per hour and to reimburse certain related out-of-pocket expenses.

    For services rendered to VSE during 1994, Ms. Clements, Mr. Marchello, Mr. Ross, and Mr. Weinberg received consulting fees and reimbursements for certain related out-of-pocket expenses in the aggregate amounts of approximately $25,000, $8,000, $3,000 and $32,000, respectively (either under the above-discussed agreements or under predecessor agreements with substantially similar terms).

    While VSE has not yet determined whether to extend or replace the above-discussed consulting agreements with Ms. Clements, Mr. Marchello, Mr. Ross, and Mr. Weinberg, VSE expects that such agreements would be extended or that substantially similar agreements would be entered into with the named directors. VSE believes that the fees payable under the consulting agreements are no more than would be paid for similar services to non-affiliated parties.

Certain Relationships and Related Transactions

    There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

    The law firm of Arent Fox Kintner Plotkin & Kahn, of which Mr. Osnos is a senior partner, has represented and is expected to continue to represent VSE on various legal matters.

    See "Board Meetings and Director Compensation" above for a description of certain consulting agreements between VSE and directors Mrs. Clements, Mr. Marchello, Mr. Ross, and Mr. Weinberg.

    VSE and the trustees of its employee benefit plans effect certain of their transactions in VSE stock and employee benefit plan investments, respectively, through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce.



                              Item No. 2

        Appointment of Independent Certified Public Accountants

    The Board on the recommendation of its Audit Committee has appointed the firm of Arthur Andersen LLP to be VSE's independent certified public accountants for the year ending December 31, 1994, and recommends to stockholders that they vote for ratification of that appointment. Although not required to do so, the Board has determined that it would be desirable to request approval of this appointment by stockholders. The notification of the appointment of VSE's independent certified public accountants will require the affirmative vote by the holders of a majority of the outstanding Stock present in person or represented by proxy at the Meeting. If such approval is not received, the Board will reconsider the appointment.

    In 1994 Arthur Andersen LLP's services included an examination of VSE's consolidated financial statements, the financial statements of certain subsidiaries and benefit plans, and tax consulting.

     A representative of Arthur Andersen LLP is expected to attend the Meeting, will have an opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions.


                     Compensation Committee Report

      In December 1992 the Board established a standing compensation committee to (a) review corporate compensation policies, including incentive compensation, (b) set the compensation of the chief executive officer, and (c) review the compensation of certain other executive officers and employees. Prior to 1992 the Board did not have a separate compensation committee or committee of similar function.

Compensation Philosophy

      VSE's overall compensation philosophy is based on aligning employee compensation with industry standards and with financial performance objectives established by the board of directors. Under the supervision of the committee, VSE has established compensation policies which are designed to (a) attract and retain qualified executive and corporate officers and (b) link total executive compensation to specific corporate goals and to the specific individual goals appropriate for each executive and corporate officer.

      The key elements of VSE executive compensation are base salary and an annual performance bonus. The corporation does not have a long-term incentive plan. The committee intends to review alternative proposals relating to long-term incentive plans at a future date and may recommend the adoption of a plan at an appropriate time.

Base Salary

      The base salaries for executive officers and other corporate officers are based primarily on comparability to the range of compensation paid by companies of similar size and industry, based on commercially available wage and salary surveys. Size is determined primarily by reference to annual revenues and number of employees. VSE's industry group is engineering and technical services (SIC Code
8711). National and geographic differences in compensation are considered based on the executive's primary area of operations and responsibility. The company targets a salary range generally between the 25th and the 50th percentile indicated by such surveys.

      During 1993 the committee approved a compensation plan whereby salary ranges and ceilings were set for each of six specified executive and corporate officer pay grades. The intent of this policy was to enhance corporate competitiveness by (a) freezing base salaries within a fixed salary range and (b) emphasizing the compensation incentive provided by the performance bonus program.

Performance Bonus

     Consistent with the emphasis placed on competitiveness by holding salary increases in check, the committee approved a performance bonus plan in 1993 based on achieving competitive corporate and business unit goals. This plan provides for the payment of a performance bonus not to exceed thirty percent (30%) of base salary on meeting certain specified performance criteria. VSE's previous bonus plan provided for a bonus range of approximately five to fifteen percent (5 to 15%) of base salary.

      The performance criteria or factors used to administer the incentive bonus program are established with the executive officer or manager at the beginning of each year. The performance factors are weighted approximately as follows: 20% on achieving corporate revenue and profit targets, 20% on achieving business unit revenue and profit targets, 15% on achieving budgeted efficiency ratios or cost reduction targets within a business unit, and 45% on achieving specified performance objectives within the business unit, such as proposals submitted and won, new business development, and total quality management.

      Except for the 20% weighting factor assigned for corporate revenue and profit goals, the factors and weightings used to measure the performance of an individual executive or corporate officer depend on the conditions and corporate objectives with respect to the business unit or administrative function in which the executive or corporate officer works.

All Other Compensation

      The executive and corporate officers of VSE are entitled to participate in all of the company's fringe benefit programs, including the VSE ESOP/401(k) plan, which is an IRS qualified plan available to all eligible employees. Amounts contributed to the VSE ESOP/401(k) on behalf of the named executive officers are included in the "Summary Compensation Table."

       During 1994 the Board adopted a non-qualified Deferred Supplemental Compensation Plan (the "DSC Plan") for all officers of the corporation to replace the former deferred compensation plan (the "DCU Plan"). The DSC Plan provides, at the discretion of the Board, for an annual bonus pool not to exceed twelve percent of consolidated net income for the year. The annual bonus pool is allocated to the participant accounts of corporate officers in proportion to the ratio of the officer's performance bonus for the year (see "Performance Bonus" above) to total officer performance bonuses for the year. Pursuant to the DSC Plan, a bonus pool of approximately $125,000 was authorized for 1994 for allocation to 26 participant officer accounts. Benefits under the DSC Plan and predecessor DCU Plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or in the event of a change of control of the corporation. Amounts contributed to the DSC Plan during 1994 and to the DCU Plan during 1993 and 1992 on behalf of the named executive officers are included in the Summary Compensation Table.

Chief Executive Officer Compensation

      During 1994 and 1993 VSE's chairman and chief executive officer ("CEO") was compensated in a manner consistent with the foregoing. The compensation committee recommended a base salary of approximately $200,000 per annum for the CEO based on the salaries paid for CEO's at similarly situated companies. See "Base Salary" discussion.

      The CEO's performance bonus for 1994 and 1993 was determined by the committee on the basis of five factors of approximately equal weight: revenue growth, return on equity, return on sales, leadership, and long-term shareholder goals. The first three factors are measured based on interim consolidated financial statements or management reports which are subject to adjustment based on annual audited financial statements. The last two factors are subjective measures evaluated by the committee in executive session. Based on its evaluation, the committee recommended a performance bonus equal to 29% and 23% of the CEO's base salary for 1994 and 1993, respectively. The increase in the recommended performance bonus for 1994 as compared to 1993 was based primarily on the CEO's performance in retaining key customers and revenues and in increasing proposal backlog and bidding opportunities, notwithstanding a decline in Department of Defense spending. See "Performance Bonus" discussion.

      During 1992 VSE's former CEO and founder retired, and VSE's president was appointed as the new CEO effective as of October 31, 1992. The Board took no action with respect to adjusting the compensation of the new CEO during 1992, and accordingly, the compensation reported for the CEO in the "Summary Compensation Table" for 1992 is the compensation previously established for the president. The salary and bonus of the president in 1992 were set by the former CEO primarily on the basis of comparable survey information and on the CEO's evaluation of the president's performance and contribution.


                          COMPENSATION COMMITTEE:

                          Calvin S. Koonce (Chair)
                          Sally Clements
                          Joseph M. Marchello
                          David M. Osnos
                          Jimmy D. Ross
                          Harold P. Weinberg


Compensation Committee Interlocks and Insider Participation

      The compensation committee has five members (Mr. Koonce, Mrs. Clements, Mr. Marchello, Mr. Osnos, Mr. Ross, and Mr. Weinberg), including four directors (Mrs. Clements, Mr. Marchello, Mr. Ross, and Mr. Weinberg) who provide consulting services to VSE. See "Board Meetings and Director Compensation" above.

      Mr. Koonce is a major stockholder of VSE. See "Security Ownership of Certain Beneficial Owners and Management." The trustees of VSE's employee benefit plans effect certain of their transactions through Koonce Securities, Inc., which is wholly owned by Mr. Koonce.

      Mr. Osnos is a senior partner of the law firm of Arent Fox Kintner Plotkin & Kahn, which firm has represented and is expected to continue to represent VSE on various legal matters. See "Certain Relationships and Related Transactions."

      Mr. Weinberg was a senior vice president of VSE until he retired in 1991.

      VSE's chairman and chief executive officer (Mr. Ervine) is an ex officio member of all standing committees of the Board, including the compensation committee. Mr. Ervine does not participate in meetings or discussions of the compensation committee concerned with establishing his salary or bonus.

Summary Compensation Table

      The following table reports the compensation paid for the past three years for each of the five most highly compensated VSE executive officers, including the chief executive officer.

   Name and Principal             Annual Compensation      All Other
     Position                   Year     Salary    Bonus  Compensation (3)
   Donald M. Ervine             1994  $203,700  $59,100     $35,600
     Chairman of the Board and  1993   203,700   47,700      48,400
     Chief Executive Officer    1992   159,700   16,000      30,400

   Richard B. McFarland         1994  $146,500  $49,400     $30,200
     President and Chief        1993   139,500   37,000      21,900
     Operating Officer (ap-
     pointed in February 1993)

   Byron S. Bartholomew         1994  $139,400  $15,600     $11,900
     Executive Vice President   1993   139,400   16,500      24,200
                                1992   135,700   12,200      13,300

   Edwin Barrineau              1994  $115,000  $13,600    $  7,500
     Senior Vice President      1993   115,000   13,900      71,000 (4)
                                1992   111,300   11,100      11,900

   Craig S. Weber               1994  $108,200  $13,100     $11,700
     Senior Vice President,     1993   108,200   14,400      18,500
     Chief Financial Officer,   1992   108,200    8,700      10,400
     Secretary and Treasurer

(1) The column "Other Annual Compensation" has been omitted because the amounts paid by VSE, if any, aggregate less than the minimum disclosure levels.

(2) The column "Long-Term Compensation" has been omitted because VSE has no long-term compensation plans.

(3) The column headed "All Other Compensation" includes contributions made to two "defined contribution" employee benefit plans (a) the VSE ESOP, which is generally available to all VSE employees, and (b) DSC Plan or its predecessor. See "Compensation Committee Report." This column also includes (c) director and committee meeting fees paid to named executive officers. See "Board Meetings and Director Compensation." The component amounts for 1994 for named executive officers in the order listed above were approximately as follows (a) $4,717, $3,919, $3,648, $2,628, and $2,675; (b) $22,302, $17,705,
$5,586, $4,883, and $4,709; and  (c)  $8,600, $8,600, $2,650, $0  and
$4,300.

(4) Includes cash payment of approximately $49,000 in lieu of vacation.

Performance Graph

      Set forth below is a line graph comparing the cumulative total return of VSE Stock with (a) a performance index for the broad market in which VSE Stock is traded and (b) a published industry index. VSE Stock is traded on the Nasdaq Stock Market, and VSE's 4-digit industry SIC Code is 8711, Engineering Services. Accordingly, the performance graph compares the cumulative total return for VSE Stock with (a) an index for the Nasdaq Stock Market (U. S. companies) ("Nasdaq Index") and (b) a published industry index for SIC Code 8711 ("Industry Index").

                     Total Return to Shareholders*

                            [insert graph]

     * Total return assumes reinvestment of dividends and assumes $100 invested on January 1, 1989, in Nasdaq Stock Market, SIC 8711 - Engineering Services, and VSE Stock.


                        Performance Graph Table

           VSE Corporation 100   97   76  122  159  197
           SIC Code Index  100   96  117   97   92   65
           Nasdaq Index    100   81  104  105  126  132


                         Stockholder Proposals

    Proposals of stockholders intended to be presented at VSE's 1996 annual meeting of stockholders must be received by VSE's secretary at its principal executive offices, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, by no later than the close of business on December 7, 1995, to be considered for inclusion in VSE's proxy material relating to such meeting.


                             Other Matters

    VSE will bear the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of VSE. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of Stock for the forwarding of solicitation material to the beneficial owners of the shares. VSE will, on the request of record holders, pay their reasonable expenses for completing the mailing of such materials to the beneficial owners.


                               By Order of the Board of Directors,

                               C. S. Weber

                               C. S. Weber, Secretary

April 7, 1995